EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-84072, 333-120960, 333-151566, 333-151568, 333-160758, 333-162300, 333-176094, 333-211917 and 333-218109 on Form S-8 of our report dated April 10, 2018, relating to the consolidated financial statements of Stage Stores, Inc. and subsidiary and the effectiveness of Stage Stores, Inc.'s internal control over financial reporting as of February 3, 2018, appearing in this Annual Report on Form 10-K of Stage Stores, Inc. for the year ended February 3, 2018.

/s/ Deloitte & Touche LLP

Houston, Texas
April 10, 2018